Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Protara Therapeutics, Inc. on Form S-3 (File No. 333-251224) and Form S-8 (File Nos. 333-237497, 333-235918, 333-229123, 333-222415 and 333-200587) of our report dated March 11, 2021, with respect to our audits of the consolidated financial statements of Protara Therapeutics, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Protara Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2021